Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Tyler Farquharson (214) 368-2084

EXCO Resources, Inc. Announces Final Results and Expiration of its Tender Offer and Consent Solicitation

August 24, 2016

DALLAS—(BUSINESS WIRE)—EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced the final results and expiration of the previously announced cash tender offer (the “Tender Offer”) for EXCO’s outstanding 7.500% Senior Notes due 2018 (the “2018 Notes”) and EXCO’s outstanding 8.500% Senior Notes due 2022 (the “2022 Notes” and together with the 2018 Notes, the “Notes”) and the consent solicitation (the “Consent Solicitation”) to amend certain terms of the indenture governing the 2022 Notes (the “2022 Notes Indenture”).

The following table sets forth the original outstanding principal amount of Notes included in the Tender Offer, the principal amount of Notes tendered and not withdrawn as of 11:59 p.m., New York City time, on August 23, 2016 (the “Expiration Time”) and the principal amount accepted for purchase. The aggregate principal amount of Notes accepted for purchase has not changed since the early tender and consent deadline of August 9, 2016.

Title of Security	CUSIP and ISIN Numbers	Principal Amount Outstanding	Acceptance Priority Level	Aggregate Principal Amount Tendered and Not Withdrawn	Aggregate Principal Amount Accepted for Purchase
8.500% Senior Notes due 2022 (“2022 Notes”)	269279AE5 US269279AE58	$171,432,000	1	$119,299,000	$101,263,000
7.500% Senior Notes due 2018 (“2018 Notes”)	269279AD7 US269279AD75	$131,576,000	2	$23,475,000	$0

All Notes validly tendered and not validly withdrawn pursuant to the Tender Offer at or prior to the early tender and consent payment deadline of 5:00 p.m., New York City time, on August 9, 2016 (the “Early Tender/Consent Only Deadline”) were subject to proration and settled by EXCO on August 12, 2016. As a result of the Tender Offer being oversubscribed at the Early Tender/Consent Only Deadline, no Notes tendered after the Early Tender/Consent Only Deadline were accepted for purchase. Notes tendered and not accepted for purchase will be promptly returned or credited to the applicable holders’ account.

As previously announced on August 10, 2016, following the receipt of the requisite consents to the proposed amendments, EXCO entered into a supplemental indenture effecting the proposed amendments with respect to the indenture governing the 2022 Notes, which became operative on August 12, 2016. The new supplemental indenture amends the definition of “Credit Facilities” in the indenture to include debt securities as a permitted form of additional secured indebtedness, in addition to the term loans and other credit facilities currently permitted.

Credit Suisse Securities (USA) LLC acted as Dealer Manager for the Tender Offer and Solicitation Agent for the Consent Solicitation, and D.F. King & Co., Inc. acted as the Information Agent, Tabulation Agent and Tender Agent for the Tender Offer and the Consent Solicitation.

This announcement does not constitute an offer to purchase Notes or a solicitation of an offer to sell Notes and shall not be deemed to be an offer to purchase or a solicitation of an offer to sell with respect to any securities of EXCO or its subsidiaries.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President of Strategic Planning, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s Securities and Exchange Commission (“SEC”) filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and strategic and financial alternatives and other business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s ability to implement or execute on any strategic or financial alternatives, adjust its capital structure, or increase its liquidity; continued volatility of, or depressed prices in, the oil and gas markets; future capital requirements and availability of financing, including reductions to EXCO’s borrowing base and limitations on its ability to incur certain types of indebtedness under its debt agreements; EXCO’s ability to meet its current and future debt service obligations, including its ability to maintain compliance with its debt covenants; cash flow and liquidity; estimates of reserves and economic assumptions, including estimates related to acquisitions and dispositions of oil and natural gas properties and general economic conditions, including costs associated with drilling and operations of EXCO’s properties. These and other risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

EXCO Resources, Inc.

Tyler Farquharson, 214-368-2084

Vice President of Strategic Planning

www.excoresources.com

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